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                                                                     EXHIBIT 5.2


                    [LETTERHEAD OF SIROTE & PERMUTT, P.C.]

                               February 18, 1998

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

        RE: COLONIAL PROPERTIES TRUST

Ladies and Gentlemen:

        We have acted as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (Registration No. 333-18259) and its registration statement on Form S-3 (Registration No. 333-38613)(together, as amended, the "Registration Statements") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in a prospectus dated November 21, 1997 which forms a part of the Registration Statements (the "Base Prospectus", and together with the Base Prospectus, the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the public offering of 375,540 common shares of beneficial interest, par value $.01 per share of the Company (the "Shares"), as described in a Prospectus Supplement dated February 12, 1998. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of item 601(b)(5) of Regulations S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statements.

        For purposes of this opinion letter, we have examined copies of the following documents:

        1.  An executed copy of the Registration Statements.

        2.  The Prospectus.
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Board of Trustees
Colonial Properties Trust
February 18, 1998
Page 2

        3. The Declaration of Trust of the Company, as amended (the "Declaration of Trust"), as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

        4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

        5. Certain resolutions of the Board of Trustees of the Company adopted at meetings held on January 23, 1997 and on October 23, 1997, approving and ratifying the preparation, execution and filing of the Registration Statements, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

        6. Certain resolutions of the Board of Trustees of the Company adopted at a meeting held on October 23, 1997, and of the Pricing Committee of the Board of Trustees adopted on February 12, 1998 as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of the Underwriting Agreement (as defined below) and the Terms Agreement (as defined below) and arrangements in connection therewith, and the authorization of the issuance and sale of the Shares on the terms set forth in the Terms Agreement.

        7. Executed copies of the Underwriting Agreement dated February 12, 1998 among the Company, Colonial Realty Limited Partnership (the "Operating Partnership") and Smith Barney, Inc. (the "Underwriting Agreement") and the Terms Agreement dated February 12, 1998 between the Company and Smith Barney Inc. (the "Terms Agreement").

        8. Opinion Letter, of even date herewith, of Hogan & Hartson L.L.P., counsel to the Company.

        We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies, and the authenticity, accuracy and completeness of the originals of such latter documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Trustees
Colonial Properties Trust
February 18, 1998
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        This opinion letter is based as to matters of law solely on the Alabama
Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations, or ordinances.

        Based upon, subject to, and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee and as set forth in the Terms Agreement referred to above, the Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

        In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

        We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama and the Federal law of the United States. We assume no obligation to advise you of any changes in the foregoing subsequent to delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statements. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

        We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K of the Company and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statements. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                      Very truly yours,


                                      SIROTE & PERMUTT, P.C.